Exhibit 16(c)(iv)
 DRAFT  Fairness Opinion Presentation to the Special Committee  Project Bruce  July 3, 2025

 DRAFT  SECTION 1  2  Discussion Backdrop

Morgan Stanley

Summary of the Proposal

$9.00/Share Offer Represents a 13.2x 2025 EBITDA Multiple and 83% Premium to Unaffected Share Price

- On December 16, 2024, a group of investors led by Ashton Kutcher and Dan Rosensweig (the "Consortium") submitted a proposal to acquire all of the common shares of the Company not owned by the Voting Group (as defined on the next page) at $9.00/share and to lead a take-private of the Company with the Voting Group shareholders rolling into the transaction (implied new equity of $350MM from the Consortium with the Voting Group rolling all of its ownership)
  - The proposal welcomed the Voting Group, Goldman Sachs, and other material shareholders to rollover their ownership stake in the Company in the transaction
  - The letter specified as pre-conditions the approval of the transaction by a Special Committee and a vote of the majority of the minority
- Since the initial proposal, the SC tried to negotiate for a price increase to $9.25/share and ultimately was not able to get the bidder group to increase its price and the offer price per share was reconfirmed at $9/sh
- The funding of the deal has been finalized to include new equity investments from the Consortium, Apollo, and MCR for [$250MM], [$100MM], and [$100MM], respectively, and certain existing shareholders rolling all or some of their existing shares
  - *See next page for details*
- The $9.00 per share offer represents a 13.2x 2025 EBITDA multiple and an 83% premium over the unaffected share price

Summary of Proposal – Premiums and Implied Valuation Metrics

$MM, unless per share data in USD

	Consortium Offer	
	Reference Metric	As of 1Q '25
Offer Price (Per Share)		**$9.00**
Premium vs. Adj. Unaffected Share Price (%) [1]	*$5.20*	*73%*
Premium vs. Unaffected Share Price (%) [2]	*$4.91*	*83%*
Premium vs. Unaffected 1-Month VWAP (%) [2]	*$4.92*	*83%*
Premium vs. Unaffected 3M-VWAP [2]	*$5.13*	*75%*
Premium vs. Unaffected 6M-VWAP [2]	*$5.36*	*68%*
Premium vs. Recent Unaffected Trading High [6]	*$6.33*	*42%*
Premium vs. Recent Unaffected Trading Low [6]	*$4.55*	*98%*
Premium vs. Spot Price [7]	*$7.14*	*26%*
Aggregate Value Build		
Common Shares (Class A & B)		194.7
RSU		1.0
SAR		2.4
FDSO [3]		**198.0**
Equity Value		**$1,782**
Net Debt		856
Non-Controlling Interests		3
Aggregate Value [4]		**$2,641**
Aggregate Value / 2024A EBITDA [5]	*132*	*20.0x*
Aggregate Value / 2025B EBITDA (Budget) [5]	*200*	*13.2x*

Source: Public filings, Capital IQ, Company Budget per Management as approved for our use by the Special Committee (the "Budget"), Company Projections per Management as approved for our use by the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Projections"), Q1'25 balance sheet per Management

Notes:

1. Adjusted Unaffected Share Price ("Adjusted Unaffected Share Price") represents the unaffected price (share price as of 12/18/24, the last trading day prior to public announcement of the Consortium offer) increased by avg. peer performance since unaffected date, +6% (DHG excluded from peer avg. due to M&A speculations since announcement of strategic alternatives review)
2. Unaffected share price ("Unaffected Share Price") defined as the Company's share price as of 12/18/2024, the last trading day prior to public announcement of the Consortium offer
3. Share count as of 6/24/2025 per management incl. 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)
4. Bridge from equity value to aggregate value includes net debt and non-controlling interest of $859MM as of Q1'25 per Management
5. 2024A EBITDA per public company filings; 2025B EBITDA per Budget
6. Recent unaffected trading period represents period between announcement of dissolution of the 2024 Special Committee (5/31/2024) and the unaffected date (12/18/2024)
7. Spot price as of June 24, 2025

PROJECT BRUCE

DISCUSSION BACKDROP 3

DRAFT

 Rolling-Shareholders & Unvested Securities  1,383  55%  Consortium Equity  250  10%  Apollo Equity  100  4%  MCR Equity  100  4%  Equity from New Investors  450  18%  rolling equity value of $1,253MM(3)  Unvested Dilutive Securities  4 0% Total Fully Diluted Equity Value  1,782  71%  – Ron Burkle & Affiliates to roll 100% of  Goldman Sachs Senior Secured Debt  665  26%  current stake, equivalent to $826MM  Transaction Costs (4)  74  3%  – Richard Caring to roll [90%] of current  stake, equivalent to [$336MM] (selling  [$37MM], equivalent to [10%])  – Nick Jones to roll [100%] of his current  Cash on Balance Sheet  24 1%  Total Uses 2,521 100%  investors including the Consortium, Apollo, and MCR   The Consortium to invest [$350MM] in cash including [$100MM] from Apollo   MCR, an investment firm active in the hospitality sector, to invest [$100MM] in cash  Transaction Sources & Uses  Funding Consists of Rolling Equity from Existing Shareholders and New Equity from Consortium, Apollo, and MCR  Existing Shareholders Rolling Equity  ($MM, unless otherwise noted)  Transaction Sources & Uses  Source: Management Information, Apollo Term Sheet (Balance sheet as of Q1’25)  Notes:  Other non-rolling Class A shareholders  Total share count as of 6/24/2025 per management including dilutive securities, individual share counts per latest management information  Calculated based on $9.00 per share  Estimate of final transaction costs  Total Shares % of  Shareholders Outstanding(2) Capital % Voting  Voting Group  Total Equity Value(3)  % of Shares Rolling  Total Value of Rolling  Equity  Ron Burkle & Affiliates  91.8  46%  62%  826  100%  826  Richard Caring  41.5  21%  28%  374  90%  336  Nick Jones  10.0  5%  6%  90  100%  90  Total Voting Group  143.3  72%  97%  1,290  97%  A  1,253  Other Class A Shareholders  Goldman Sachs and Affiliates  15.6  8%  1%  141  89.5%  B 126  Other (1)  33.8  17%  2%  304  -  -  Board Members ex. Voting Group  Board Members ex. Voting Group  1.9  1%  0%  18  - -  Total (Excluding Dilutive Securities)  194.7  99%  100%  1,752  1,379  Vested Dilutive Securities  2.9  1%  n.a.  26  -  -  Unvested Dilutive Securities  0.4  0%  n.a.  4  100%  4  Total Dilutive Securities  3.3  2%  n.a.  30  n.a.  4  Total (Including Dilutive Securities)  198.0  100%  100%  1,782  1,383  A• The Voting Group, consisting of Ron Burkle & Affiliates, Richard Caring, and Nick Jones, owns 72.4% of the Company’s economic  interests and 96.5% of the Company’s voting rights and is rolling a majority of their shares  in the transaction resulting in an aggregate  stake, equivalent to [$90MM]  B• Goldman Sachs is the largest shareholder outside of the voting group, owning 7.9% of capital and 1.1% of voting rights and will roll [14.0MM] shares ([89.5%]) of its current stake, equivalent to equity value of [$126MM]  (selling [$15MM], equivalent to [10.5%])(3)  [$450]MM of cash will be invested by the new  C  ($MM, unless otherwise noted)  Sources of Capital in Transaction  ($MM)  % of Total  Uses of Capital in Transaction  ($MM)  % of Total  Voting Group  A  1,253  50%  Equity Value (Excluding Dilutive Securities)(3)  1,752  70%  Goldman Sachs and Affiliates  B  126  5%  Dilutive Securities(3)  30  1%  S&U detail to be confirmed / updated when deal is finalized  D• In addition, Apollo will refinance the Goldman Sachs senior secured debt with a private secured term loan ([$up to 685MM])  All other liabilities and debt will be assumed in the transaction  Incremental equity from new investors may be raised between signing and closing  – Any incremental capital raised will offer Goldman Sachs and Richard Caring the opportunity to sell down their current stakes  Apollo Private Secured Term Loan(5) D 665  Total Sources 2,521 74%  5. Apollo private secured term loan illustratively shown to offset entire amount of outstanding Goldman Sachs senior secured debt  PROJECT BRUCE  DISCUSSION BACKDROP  4  DRAFT

Morgan Stanley

Comparing The Proposal Today vs. 12/19/24 Initial Public Announcement

Offer Price Unchanged at $9/Sh, Company Forecasts Lowered, Most Peers Trading in Line Except for Vail

	December 18, 2024	June 24, 2025	Change (12/18 vs. 6/24)	
Company Valuation at $9/Sh *(AV / '24 EBITDA & AV / '25 EBITDA)* (1)	**18.9x / 11.6x**	**20.0x / 13.2x**	*+1.1x / +1.6x*	
2024 Adj EBITDA (1)	$140MM *(Management Guidance)*	**$132MM** *(Actual)*	*(6%)*	
2025E & 2026E Adj EBITDA (1)	$228MM / $275MM	**$200MM / $275MM**	*(12%) / -*	
Company Consensus EBITDA Estimates *(2025E / 2026E)*	$187MM / $206MM	**$155MM / $180MM** (2)	*(17%) / (13%)* (2)	
			▲ in Share Price	*▲ in Multiple*
Comparable Companies Trading Valuation *(2025E / 2026E EBITDA Multiples)* – Vail	11.1x / 10.4x	**10.0x / 9.5x**	*(13%)*	*(1.0x) / (0.9x)*
Comparable Companies Trading Valuation – Location-Based Membership Platforms	17.9x / 16.3x	**18.7x / 17.0x**	*+9%*	*+0.8x / +0.7x*
Comparable Companies Trading Valuation – Hospitality Platforms – Asset Light	18.1x / 16.7x	**18.2x / 16.9x**	*+1%*	*+0.1x / +0.2x*
Comparable Companies Trading Valuation – Hospitality Platforms – Lease Heavy (3)	7.8x / 8.0x	**7.3x / 7.0x**	*+3%*	*(0.5x) / (1.0x)*

Source: Public Filings, Capital IQ (as of June 24, 2025), Projections, Budget

Notes:
1. 2024 & 2025 AV / EBITDA Multiples reflect aggregate value at offer price of $9 per share; December 2024 utilizes 2024E / 2025E EBITDA estimates from management of $140MM / $228MM and 3Q balance sheet (Budget for 2025 was not available at this time); June 2025 utilizes 2024A Company EBITDA of $132MM and 2025B Budget EBITDA estimate of $200MM and 1Q 2025 balance sheet; Projections for 2026 have not changed since initial receipt
2. Consensus estimates as of June 24, 2025 includes fewer broker contributors than on December 18, 2024 (i.e. the current consensus estimates only include 2-3 contributors vs. 3-6 contributors on 12/18 (number of contributors depends on metric))
3. Lease Heavy average excludes DHG due to M&A speculation since announcement of strategic alternatives review

PROJECT BRUCE

DISCUSSION BACKDROP 5

DRAFT

 Unaffected Share Price  $4.91  All Peer Average Perf. (3)  +6%  Adj. Unaffected Share Price  $5.20  $4.50  18-Dec 27-Jan 8-Mar 17-Apr 27-May  $5.00  $5.50  $6.00  $6.50  $7.00  $7.50  $8.00  $8.50  Notes:  The last trading day prior to public announcement of the Consortium offer (12/18/2024)  Location-Based Membership Platforms average includes Vail, Costco, Lifetime Fitness, Planet Fitness; Asset-Light average includes Marriott and Hilton; Lease-Heavy includes Melia (Dalata performance reflects unaffected performance prior to announcement of their strategic alternatives, not included in average); Peer average includes Vail, Costco, Lifetime Fitness, Planet Fitness, Marriott, Hilton, and Melia  How Has the Market Reacted?  Share Price Performance Since the Initial Consortium Offer Announcement  Since Unaffected Date (Market Close 12/18/2024) (1)  Source: Capital IQ (as of June 24, 2025)  Upon the Company’s reporting of an offer from a third-party Consortium at a price of $9 per share on third-quarter earnings call (12/19/2024), the stock jumped up +47%, closing at $7.22  The Company now trades at a +45% premium to Unaffected Share Price but (21%) discount to offer price  Since the unaffected date, peers have traded up ~+6%, on average  The Company’s implied Adjusted Unaffected Share Price is $5.20  Peer Share Price Performance  Since Unaffected Date to Current (1)  Perf. Since  Category (2) Unaffected Date  Vail Resorts (MTN) (13%)  Costco (COST) +4%  Lifetime (LTH) +35%  Planet Fitness (PLNT) +11%  6/24/25  $7.14  +45% vs.  Unaffected Share Price  (~21% discount to the $9 offer price)  1-Day Performance: $7.22 (+47% vs Unaffected Share Price; ~20% discount to the  $9 offer price)  Share Price Jumped 47% to $7.22 Immediately Following the Announcement and Now Trades at +45% Premium to Unaffected Share Price but (21%) Discount to $9 Offer Price  12/18/24  $4.91  (Unaffected Share Price)  1/29/25: Dan Loeb files 13D pushing the Soho House board to pursue a “fair” sales process (+12% price movement)  2/7/25: JTS Enterprises of Tampa files a schedule 13G  3/14/25: Company announces late annual 10K filing for 2024  5/9/25: Company announces Q1’2025 earnings  3/31/25: Company announces FY 2024 earnings  Build to Adjusted Unaffected Share Price  24-Jun  Location-Based Membership Platform Average  +9%  Marriott (MAR)  (3%)  Hilton (HLT)  +6%  Asset-Light Average  +1%  Melia Hotels (MEL)  +3%  Dalata Hotel Group (DHG)  +4%  Lease-Heavy Average(3)  +3%  All Peer Average(3)  +6%  Dalata announced strategic alternatives review on 3/6/25 – shown metrics based on share price prior to announcement  3. Dalata excluded from to average due to M&A speculation since announcement of strategic alternatives review  PROJECT BRUCE  DISCUSSION BACKDROP  6  DRAFT

 DRAFT  SECTION 2  7  Valuation Perspectives

 Summary of Morgan Stanley Valuation Analysis  Morgan Stanley has received and reviewed information regarding the Company, including reviewing the information provided in the dataroom, conducting information gathering sessions with the management team, and attending management meetings and information gathering sessions with the management team  For its valuation analysis, Morgan Stanley has relied on the Budget for 2025 and Projections for 2026-2028. Both the Budget and Projections were prepared and provided by the management team and approved by the Special Committee for our use (see next page)  Key Information Reviewed  Projections  Budget  Asset-by-asset datatape with ownership type, asset KPIs (construction year, last renovation year, house opening year, features, location, % of ownership), operational KPIs (number of members, waitlist, membership price, number of visits per member, avg. spend per member), and financial KPIs (revenue, operating expenses, contribution profit, capex, corporate G&A) for the last 5 years  Detailed pipeline of new house openings, including projected ramped up and stabilized operational and financial KPIs  Historical financials  Customer feedback surveys and focus group feedback  PROJECT BRUCE  VALUATION PERSPECTIVES  8  DRAFT  Membership growth and profitability assumptions  House maturation data  Debt agreements  Lease obligations  JV agreements, management / operating agreements  Research analyst commentary, reports, and forecasts

Morgan Stanley

Historical Performance and Management's Projections

14% Revenue CAGR, 28% EBITDA CAGR, and Positive FCF Generation Expected Over 2025-2028E

- Projections calls for revenue growth at 14% CAGR from '25 – '28
  - Combination of organic growth, maturation of recent openings, and new house openings
- Adjusted EBITDA forecasted to grow at 28% CAGR from '25 – '28, driven by margin expansion from 11% in 2024A FY to 21% in 2028E FY
- Free cash flow is expected to grow throughout the projection period
- Of note, the Company has consistently missed guidance, and consensus estimates since its IPO

Financial Statistics & Trajectory

$MM, unless otherwise noted

	Historical						Budget / Projections				CAGR / Change		
	2019A	2020A	2021A	2022A	2023A	2024A	2025B	2026E	2027E	2028E	'19-'24	'24-'26	'25-'28
Total Houses	26	27	33	40	42	45	48	55	62	66	12%	11%	11%
Total Revenue	642	384	561	972	1,125	1,204	1,333	1,545	1,742	1,971	13%	13%	14%
% Growth		*(40%)*	*46%*	*73%*	*16%*	*7%*	*11%*	*16%*	*13%*	*13%*			
Adj. EBITDA[1]	18	(47)	(24)	61	116	132	200	275	358	423	50%	44%	28%
% Growth		*n.m.*	*n.m.*	*n.m.*	*90%*	*14%*	*52%*	*37%*	*30%*	*18%*			
% Margin	*3%*	*n.m.*	*n.m.*	*6%*	*10%*	*11%*	*15%*	*18%*	*21%*	*21%*			
Unlevered Free Cash Flow[2]				(50)	7	67	73	140	220	274	n.m.	n.m.	n.m.
% Unlevered FCF Conversion				*n.m.*	*n.m.*	*51%*	*37%*	*51%*	*61%*	*65%*			
Levered Free Cash Flow[2]				(81)	(35)	18	33	96	175	227	n.m.	n.m.	n.m.
Net Debt / Adj. EBITDA				*11.5x*	*6.9x*	*6.4x*	*4.4x*	*3.1x*	*2.0x*	*1.3x*			

Source: Budget, Projections, Company Filings

Notes:
1. Adjusted EBITDA is operating profit / (loss) adding back D&A, foreign exchange gain / (loss), stock-based compensation, one off costs, plus the share of JV Adjusted EBITDA; it does not include add backs for preopening expenses, non-cash rent expense, and deferred registration fees
2. Unlevered Free Cash Flow represents cash flow prior to adjustment for cash interest expense; Levered Free Cash Flow represents cash flow after adjusting for cash interest expense

PROJECT BRUCE

VALUATION PERSPECTIVES 9

DRAFT

Morgan Stanley

Observations On Management's Forecast Plan

Risks and Opportunities

1. *Company has historically had difficulty meeting its guidance (and street expectations);* ***missed revenue and/or EBITDA consensus and its guidance numerous times since IPO.*** ***See next page***

2. *Street estimates reflect an outlook materially below management's forecast – this is true for 2025 and 2026, the furthest forecasted year by research;* ***latest research analysts estimates for 2025FY and 2026FY EBITDA are 23% and 35% lower than management forecasts***

3. ***Management projects that the margin profile of the company will almost double*** *from 11.0% EBITDA margin (per FY 2024 reported earnings) to 21.5% by 2028. The forecasted margins materially exceed those historically achieved and its at-IPO guidance of 15% long-term EBITDA margin, though the Company is in process of implementing substantial cost efficiency initiatives*

4. *Model forecasts absolute G&A declines while the number of houses increases from 45 to 66, implying that substantial costs can be removed from the business while not impacting growth. The G&A decline is primarily driven by cost efficiency initiatives and new ERP systems in process of being implemented by the company*

5. ***The fixed costs associated with many of the company's leases implies the company has significant financial leverage beyond its corporate and asset level debt.*** *Further, there are several meaningful leases that expire / reset during the forecast and there may not be certainty to the precision of the estimates employed in determining the terms of successor leases*

6. ***~66% of the Company's debt matures in Mar-2027*** *(GS Senior Secure Notes, ~8.24%, of which 6.20% PIK)[1]. Based on today's market environment, refinancing likely to be materially more expensive which is not reflected in the forecast*

Notes:
1. Blended rate per Projections; Company issued two tranches of senior secure notes, with $441MM Initial Notes issued at cash interest of 2.0192% / PIK interest of 6.1572% and $100MM Additional Notes issued at cash interest of 2.125% / PIK of 6.375%

PROJECT BRUCE

VALUATION PERSPECTIVES 10

DRAFT

 3/15/24  Issued 2024 EBITDA Guidance of  $155MM - $165MM ($160MM  Midpoint)  5/10/24  Adjusted 2024 EBITDA Guidance to  $157MM - $165MM (~$161MM  Midpoint)  8/9/24  Maintained 2024 EBITDA Guidance  In addition to underperforming consensus estimates as outlined in the table on the right, the Company has also at times underperformed its public guidance (though some of the underperformance is attributable to out of period adjustments)  2024 FY EBITDA Guidance vs. Actuals  Date Key Company Disclosures  Current (6/24/2025)  $7.14  -  Adjusted Unaffected Share Price  $5.20  37.4%  Unaffected Share Price (12/18/2024)  $4.91  45.4%  1M VWAP - Unaffected  $4.92  45.0%  3M VWAP - Unaffected  $5.13  39.1%  6M VWAP - Unaffected  $5.36  33.3%  Recent Unaffected Trading High (8/28/2024) (1)(2)  $6.33  12.8%  Recent Unaffected Trading Low (8/7/2024) (1)(2)  $4.55  56.9%  Current vs.  The Company Has Missed Either Revenue or EBITDA Consensus 75% of the Time Since its IPO (5)  Stock Price  In 1Q 2025, the Company  reported adjusted EBITDA of  $47MM, which included $23MM of one-time proceeds from COVID-19 related insurance; Adjusted EBITDA excluding the one-time item was $24MM which was 15% lower than the Company’s internal projection per Budget of $28MM and 20% lower than the consensus estimate of $30MM  0  Jul-21 May-22 Mar-23  Notes:  Recent unaffected trading period represents period between announcement of dissolution of initial Special Committee (5/31/2024) and the current assumed unaffected date (12/18/2024)  Based on closing price (not intraday trading)  As of June 24, 2025  Reported Adjusted EBITDA of $47MM which included $23MM of one-time insurance proceeds related to COVID-  2  4  8  10  12  14  16  Jan-24 Nov-24  What Is the Company’s Track Record of Meeting Estimates?  Current Price(3):  $7.14  Source: Capital IQ (as of June 24, 2025)  19, excluding the one-time item results in Adjusted EBITDA of $24MM, which was below consensus estimates  PROJECT BRUCE  VALUATION PERSPECTIVES  11  DRAFT  Reflects the number of quarters management has missed either revenue or EBITDA estimates divided by the total number of quarters since IPO  Reported 2024 EBITDA inclusive of total $9.0MM one-time adjustments (including $3.5MM out of period expenses related to Retail Inventory and Freight & Duty from 2022 & prior, $1.4MM out of period expense related to pre-paid rent from 2021, and $4.1MM expenses related to historical tax matters); excluding one-time adjustments, EBITDA would have been $140.9MM  7/15/21: IPO  Missed EBITDA Estimates; Beat Revenue Estimates  3Q21 - $12.07  Missed EBITDA and Revenue Estimates FY2021 - $6.92  2Q22 - $8.17  Allen becomes CFO  Beat EBITDA Estimates; Missed Revenue Estimates 1Q23 - $7.43  Missed EBITDA and Revenue Estimates  1Q22 - $8.45  Missed EBITDA  Estimates; Beat  11/16/22: Andrew Carnie succeeds Nick Jones  as CEO  Revenue Estimates Missed EBITDA and  Beat EBITDA and  FY2022 - $7.40  Beat Revised EBITDA  Revenue Estimates 3Q22 - $4.75  3/8/23: MCG  becomes SHCO  2/9/24: the Company releases press release announcing evaluation of strategic alternatives  Revenue Estimates 11/10/23: Tom Collins  2Q23 - $6.12 becomes COO  3Q23 - $6.43  Beat EBITDA  and Revenue Estimates Estimates; Missed  Revenue Estimates  Beat EBITDA Estimates; Missed Revenue Estimates 3Q24 - $4.91  Reduced 2024 EBITDA Guidance to  Beat EBITDA and  Revenue Estimates  12/19/24  ~$140MM (-13% from previous  1Q24 - $5.13  midpoint)  6  Reported 2024 EBITDA of $132MM  3/31/25  (-18% vs. initial midpoint guidance,  and -6% vs. latest guidance) (6)  5/25/22: Thomas  Missed EBITDA and Revenue Estimates FY2023 - $5.75  12/19/24: the Company announces offer from a new third-party investor consortium @ $9.00 per share, unaffected share price of $4.91  5/31/24: the Company announces the Board dissolved the Special Committee, as the offer did not adequately reflect value of the Company  12/28/22:  Minimum price since IPO of $3.20  1/29/25: Dan Loeb files 13D regarding sales process  Jun-25  Missed EBITDA Estimates; Beat Revenue Estimates 4Q24 - $6.18  Missed EBITDA Estimates; Missed Revenue Estimates  1Q25 - $5.97(4)  Share Price Performance  $ / Sh  Missed EBITDA  Estimates; Beat  Revenue Estimates 2Q21 - $11.12  Beat EBITDA and Revenue Estimates 2Q24 - $4.85  2/7/24: GlassHouse releases short-sell report

 $8.39  $5.64  $6.38  $6.03  $7.25  $5.50  $4.55  $10.04  $7.66  $7.86  $7.05  $9.53  $9.00  $6.33  $3.00  $4.00  $5.00  $6.00  $7.00  $8.00  $9.00  $10.00  $11.00  Share Price  $3  $4  $5  $6  $7  $8  $9  $10  $11  Prem to Unaffected Share Price  (39%)  (19%)  2%  22%  43%  63%  83%  104%  124%  Prem to Adj. Unaffected Share Price  (42%)  (23%)  (4%)  15%  35%  54%  73%  92%  112%  Equity Value ($Bn) (4)  0.6  0.8  1.0  1.2  1.4  1.6  1.8  2.0  2.2  Aggregate Value ($Bn) (1)  1.4  1.6  1.8  2.0  2.2  2.4  2.6  2.8  3.0  2024A EBITDA Multiple (5)  11.0x  12.4x  13.9x  15.5x  17.0x  18.5x  20.0x  21.5x  23.1x  2025B EBITDA Multiple (5)  7.2x  8.2x  9.2x  10.2x  11.2x  12.2x  13.2x  14.2x  15.2x  Consortium Offer Price:  $9.00  Recent Unaffected Range (2)(3) Recent Unaff. Low: $4.55 (8/7/24) Recent Unaff. High: $6.33 (8/28/24) 1M Unaff. VWAP: $4.92  A  Based on 2024A EBITDA of $132MM per public company filings, and 2025B EBITDA of $200MM per Budget  17.5% Stabilized EBITDA margin per Management  Source: Broker Estimates, Capital IQ, Budget, Projections, Public Filings  Notes:  Bridge from equity value to aggregate value includes $859MM of net debt and non-controlling interest per 1Q’25 balance sheet per Management  Period between announcement of dissolution of initial Special Committee (5/31/2024) and the assumed unaffected date (12/18/2024)  Unaffected date as of December 18, 2024 (immediately prior to announcement of Consortium offer)  Share count as of 6/24/2025 per management incl. 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike  Summary of Valuation Analyses and Reference Statistics  Value Per Share, Balance Sheet Data as of Q1 ‘25  Reference Statistics  Valuation Methodologies  of 9.75x – 10.75x  Terminal EBITDA margin of 17.5%(6)  4  Average: $7.17  2  3  Analyst Price Target(3)  Analyst Average (Unaffected): $7.17  B  Adjusted  Price:  $5.20  $6.91  $6.14  $4.47  $3.69  1  •  •  Levered Cash Buyer Analysis  Target IRR of 20%-25%  Exit EBITDA multiple range of 9.75x – 10.75x  Exit EBITDA margin of 17.5% at 22.5% target IRR(6)  C  Each 100bps change of EBITDA margin in the terminal year impacts the value per share shown by  ~$0.70  Unaffected Unaffected Share  Share Price:  $4.91  1M Unaffected VWAP:  $4.92  •  Comparable Companies Analysis  2025B EBITDA multiple range of 10.25x – 11.25x  2025E consensus forecasts EBITDAx range of 10.25x – 11.25x (for reference)  Precedent Transaction Analysis  Applied premium range of  30% – 60% to Unaffected Share Price  (range informed by precedent transactions in relevant industries and controlling shareholder take-privates)  Applied premium range of 30% – 60% to Adjusted Unaffected Share Price  Sum of the Parts Analysis (Multiples- Based)  Segment-by-segment valuation based on  applied 2025B EBITDA multiple (per Budget)  Discounted Cash Flow Analysis  CAPM-based WACC range of 12.2% – 13.5%  Exit EBITDA multiple range  $8.32  price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)  PROJECT BRUCE  VALUATION PERSPECTIVES  12  DRAFT  $6.76

Morgan Stanley

A Recent Unaffected Trading Performance

Recent Unaffected Trading Performance High of $6.33 and Low of $4.55 (3)

	Stock Price	Implied Prem. @ $9 / Share (1)
Unaffected Share Price	**$4.91**	**83.3%**
Adj. Unaffected Price	**$5.20**	**73.2%**
1M VWAP - Unaffected	$4.92	82.8%
3M VWAP - Unaffected	$5.13	75.3%
6M VWAP - Unaffected	$5.36	68.0%
12M VWAP - Unaffected	$5.52	63.0%
Recent Unaffected Trading High (8/28/2024) (2)(3)	$6.33	42.2%
Recent Unaffected Trading Low (8/7/2024) (2)(3)	$4.55	97.8%

Share Price Performance(3)

$ / Sh



8
7
6
5
4
5/31/23
$5.12
8/28/24:
Recent Unaffected High of $6.33
8/7/24:
Recent Unaffected Low of $4.55
Since the unaffected date, peers have traded up ~+6%, on average, resulting in an implied Adjusted Unaffected Share Price of $5.20(2)
12/18/24
$4.91
(4.1%)
May-24
Jul-24
Sep-24
Dec-24

Source: Capital IQ (as of December 18, 2024)

Notes:
1. Based on Consortium offer price of $9.00 per share (announced on December 19, 2024)
2. Represents period between announcement of dissolution of initial Special Committee (5/31/2024) and the current assumed unaffected date of December 18, 2024 (immediately prior to the announcement of the Consortium offer)
3. Based on closing price (not intraday trading)

PROJECT BRUCE VALUATION PERSPECTIVES 13

DRAFT

 $4  $7  $10  Analyst A  Analyst B  Analyst C  Analyst D  Analyst E  Analyst F  Research Analyst Price Targets  As of Unaffected Date (December 18, 2024)(1)  Unaffected Mean Price Target of $7.17 with a Range from $5.50 to $9.00 (1)  8/12/24  11/11/24  8/9/24  11/6/24  6/14/24  Published Date  Mean: $7.17  $$55..5500  8/12/24  What Are Research Analyst Perspectives?  Source: Bloomberg, analyst research reports (as of 12/18/2024)  Note:  $$99..0000  $$77..5500  $$77.5.500  $$66..0000  $$77..5500  B  After the Company’s announcement of the Consortium offer, Analyst A and B withdrew their price targets, Analyst C and E changed their price target to “Not Rated,” and Analyst D changed their price target to $9.00. Analyst F terminated coverage in January 2025, with a final price target of $7.50  1. Based on unaffected date of December 18, 2024 (immediately prior to the announcement of the Consortium offer)  PROJECT BRUCE  VALUATION PERSPECTIVES  14  DRAFT

Morgan Stanley

B What Do Research Analysts Forecast for the Company?

Consensus Estimates for Company's Revenue and EBITDA[1][2]

- Management's projections exhibit material differences from consensus broker estimates
- Wall Street consensus estimates suggest that research analysts expect much lower levels of revenue and EBITDA (and materially lower EBITDA margins) going forward for the business relative to management's forecasts
  - Consensus currently reflects 2-3 broker estimates due to limited coverage of the Company[1]

Q1 2025 Earnings Comparison

($MM, unless otherwise noted)

		Consensus		Budget	
	Actuals	Est. per Consensus	Adj. ▲ vs. Consensus	Est. per Budget	Adj. ▲ vs. Budget
Revenue	283	284	(1%)	286	(1%)
Adj. EBITDA[3]	24	30	(20%)	28	(15%)
% Margin	9%	11%	(207 bps)	10%	(135 bps)

Source: Capital IQ (as of June 24, 2025), Company Filings

Note:
1. Consensus per CIQ as of June 24, 2025 (CIQ only includes 2-3 contributors in current estimates, number of contributors depends on the metric)
2. 2025B figures based on Budget; 2026E figures based on Projections
3. Reported Adjusted EBITDA of $47MM included $23MM of one-time insurance proceeds related to COVID-19, excluding the one-time item results in Adjusted EBITDA of $24MM

Revenue



2025E
($MM)
($47MM) / (4%)
1,333
1,286
Management
Consensus
2026E
($MM)
($144MM) / (9%)
1,545
1,400
Management
Consensus

EBITDA



EBITDA Margin
15%
(297bps)
12%
($45MM) / (23%)
200
155
Management
Consensus
EBITDA Margin
18%
(495bps)
13%
($95MM) / (35%)
275
180
Management
Consensus

PROJECT BRUCE

VALUATION PERSPECTIVES 15

DRAFT

 Exit EBITDA Multiple  9.25x  9.75x  10.25x  10.75x  11.25x  20.0%  22.5%  $8.00  $7.38  $8.51  $7.85  $9.02  $8.32  $9.53  $8.78  $10.04  $9.25  25.0%  $6.82  $7.25  $7.68  $8.11  $8.54  Target IRR  2026E  2027E  2028E  Exit  Entry  (2,575)  -  -  -  -  -  Exit  -  -  -  -  -  4,334  Transaction Costs  -  -  -  -  -  (74)  Unlevered Cash Flow  (2,575)  81  140  220  274  4,260  Unlevered IRR Unlevered MOIC  18.8%  1.9x  (+) Net Debt Assumption / Issuance  856  -  -  -  -  -  (-) Net Interest Expense  -  (31)  (44)  (95)  (111)  -  (+) Debt Repayment  -  -  -  -  -  (941)  Levered Free Cash Flow  (1,719)  50  96  125  162  3,318  Levered IRR  Levered MOIC  22.5%  2.2x  Sensitivity Analysis – Exit EBITDA Multiple vs. Target IRR  Implied Value per Share (2)  Notes:  Reflects 2Q-4Q 2025B EBITDA figures, which removes the impact of Q1 2025 reported EBITDA (net of COVID insurance proceeds) and assumes cash taxes, capex, change in NWC, JV Adjustment & Other per Projections with pro-rata removal for Q1 2025; net interest expense reflects Q2-Q4 2025 illustrative interest expense  Balance sheet as of 1Q’25; net debt and NCI of  $856MM and $3MM, respectively per Management;  194.7MM common shares, 1.0MM RSUs, and  2.4MM SARs dilution per Management (2.3MM at  $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)  Permitted Holder as defined in the indenture  Illustrative cost of new debt of 11.0% (per Morgan Stanley Leveraged Finance desk)  Estimate of final transaction costs  Levered Cash Buyer Analysis  Keeping Existing Debt In-Place  Sources and Uses  Assumptions  Levered cash buyer analysis  $MM, unless otherwise noted  Sources  $  %  Uses  $  %  illustrative as of March 31, 2025  Sponsor Equity  1,719  67%  Purchase and Rollover of Equity  1,645  64%  Financial projections taken from  Assumption of Net Debt  856  33%  Assumption of Net Debt  856  33%  •  $423MM  Scenario assumes that in-place  EBITDA  176  275  358  423  423  Goldman Sachs notes can be  (-) Cash Taxes  (10)  (15)  (17)  (20)  assumed – implies that a Permitted  (-) CapEx  (73)  (101)  (108)  (118)  Holder is involved with transaction (3)  (+/-) Change in NWC  (3)  (6)  1  3  (-) JV EBITDA Adjustment and Other  (9)  (13)  (14)  (14)  Goldman Sachs notes have ~6.2%  PIK interest, 2% cash interest  Assumes Goldman Sachs notes are refinanced at maturity in 2027 with debt that has 11.0% cash interest (4); if debt was refinanced at the time of the transaction based on terms similar to the Apollo debt being considered, the implied value per share would be ~$0.13 lower on average  Budget and Projections for 2025B –  Transaction Costs(5)  74  3%  2028E  Total Sources  2,575  100%  Total Uses  2,575  100%  Exit value calculated based on assumed exit LTM EBITDA multiple of  Illustrative Returns Analysis  10.25x and exit LTM EBITDA of  $MM, unless otherwise noted  (1)  Entry 2Q-4Q 2025B  C  Source: Public Filings, Projections, Budget , Apollo Term Sheet  High / Low shown on p. 12  PROJECT BRUCE  VALUATION PERSPECTIVES  16  DRAFT

Morgan Stanley

C Sensitivity Analysis to Projections' Target Adj. EBITDA Margin

Every 1% Change in Stabilized Adj. EBITDA Margin at Exit Could Impact Value per Share by ~$0.50

- This sensitivity analysis on the target EBITDA margin is provided **for illustrative purposes to reflect the potential implications of the identified areas of risk in the Projections on the intrinsic value of the company**
- **Every 1% Change in Adj. EBITDA margin at exit** could impact **value by $0.50**[2]

Note: The Company communicated a long-term Adj. EBITDA margin of 15% to the market at the time of its IPO; in 2023 and 2024, the Company achieved an 10% and 11% Adj. EBITDA margin, respectively

Sensitivity Analysis is Based on Adj. EBITDA Margin and Exit Multiple

Impact on Present Value per Share; Assumes Cost of Equity of 22.5%

$ = Implied Value per Share

(circled) High / Low shown on p. 12

Exit EBITDA Multiple	Adj. EBITDA Margin at Exit [1]									
	21.5%	20.0%	19.0%	17.5%	17.0%	16.0%	15.0%	14.0%	13.0%	11.0%
9.75x	$0.00 $7.85	($0.63)	($1.06)	($1.70) $6.14	($1.92)	($2.35)	($2.78) $5.07	($3.21)	($3.64)	($4.52) $3.33
10.25x	$0.00 $8.32	($0.66)	($1.11)	($1.79) $6.52	($2.02)	($2.47)	($2.92) $5.39	($3.38)	($3.83)	($4.75) $3.56
10.75x	$0.00 $8.78	($0.69)	($1.17)	($1.88) $6.91	($2.12)	($2.59)	($3.07) $5.72	($3.54)	($4.02)	($4.99) $3.80
	2028E Adj. EBITDA Margin per Projections			*Stabilized EBITDA Margin Per Management*			*Long-Term Adj. EBITDA Margin Target Communicated at IPO*			*2024A Margin*

Source: Projections

Note:
1. The LTM EBITDA margin at exit is sensitized while all other years in projection period maintain the same margins as per Management
2. Balance sheet as of 1Q'25; net debt and NCI of $856MM and $3MM, respectively per Management; 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)

PROJECT BRUCE

VALUATION PERSPECTIVES 17

DRAFT

 Comparable Companies: Who Are the Right Peers for the Company?  Peers Selected Include Location-Based Membership Platforms and/or Hospitality / Leisure Focus  There are no perfect listed comps for the Company, but the selected peers reflect the companies with certain (but not all) features that are the most comparable to the Company’s business model, including:  Membership-like income with relatively predictable, resilient, and recurring cash flow  Hospitality / leisure  focused businesses  Highly desirable consumer brands  Substantial embedded  growth potential  Lease exposure, to the extent applicable  Morgan Stanley evaluated the business model and financial profile of 31 companies to assess the most comparable peers…  This list was narrowed down and 8 companies have been selected based on the features of the Company’s business model, with two main categories: Location- Based Membership Platforms and Hospitality Platforms  Lease-Heavy Hospitality  Location-Based Membership  Hospitality Platforms  Asset-Light Operators  Hospitality Platforms  High Growth Consumer Lifestyle Brands  EU Hospitality  Timeshare  Location-Based Membership  Sports Teams  Membership  Leisure & Destination Events  Asset-Light Operators  Lease-Heavy Hospitality  1  PROJECT BRUCE  VALUATION PERSPECTIVES  17  DRAFT

 Size  2024A Revenue  1,204  2,907  254,453  2,621  1,182  25,100  11,174  2,056  652  2025E Revenue  1,333  2,982  274,752  2,974  1,304  26,223  11,880  2,089  793  2024A EBITDA  132  848  11,522  677  488  4,981  3,429  353  159  2025E EBITDA  200  848  12,862  790  542  5,339  3,668  376  202  2.2x  3.6x  3.0x  3.1x  2.3x  1.6x  Leverage  ND / 2024A EBITDA (4) C 6.5x 2.6x (0.6x)  Source: Capital IQ, Company Filings, Projections, Budget  Notes:  As of June 24, 2025 for peers  2024A figures based on public company filings; 2025B figures per Budget; 1Q’25 balance sheet figures  MAR and HLT EBITDA margin not adjusted for cost reimbursement revenue  Costco has negative net debt due to cash balance that exceeds debt  Vail EBITDA, margin and leverage figures represent calendarized estimates  Financial & Leverage Metrics (1)  $MM, unless otherwise noted  Assessing Financial and Leverage Profile  (2)  Company  Location-Based Membership Platforms  Hospitality Platforms  Asset-Light  Lease-Heavy  Margin  2024A EBITDA Margin(3)  A  11%  29%  5%  26%  41%  20%  31%  17%  24%  2025E EBITDA Margin(3)  15%  28%  5%  27%  42%  20%  31%  18%  25%  Growth  '24A-26E Revenue CAGR  B  13.3%  3.1%  7.7%  12.4%  10.3%  5.2%  7.2%  2.0%  4.1%  44.5%  '24A-26E EBITDA CAGR  14.5%  14.4%  2.7%  11.0%  11.6%  7.0%  7.6%  6.0%  A • Costco stands out among peers as low margin business (~5%) while Planet Fitness is highest margin (~41%) due to franchise / royalty fees  ‒ Rest of peers maintain margins in ~20-40% range  B‒ The Company’s estimated growth profile is generally higher than the peers with  ~13% revenue and ~44% EBITDA CAGR, respectively  C‒ The Company maintains higher leverage than peers on an absolute basis (6.5x)  1 Comparable Companies: How Does the Company Compare to Peers?  (5)  PROJECT BRUCE  VALUATION PERSPECTIVES  17  DRAFT

 Size  Market Capitalization ($Bn)  5.9  446.9  7.0  9.1  74.3  61.6  1.8  1.3  Aggregate Value ($Bn)  8.5  439.6  8.5  10.9  89.2  72.2  2.8  1.6  FY 2025E AV / EBITDA  FY 2026E AV / EBITDA  EBITDA Multiple  10.0x  34.2x  10.7x  20.0x  16.7x  19.7x  7.3x  7.8x  9.5x  31.0x  9.5x  17.9x  15.6x  18.2x  7.0x  7.5x  Trading Valuation(1)  $MM, unless otherwise noted  Source: Capital IQ and Company Filings  Notes:  As of June 24, 2025  Vail EBITDA figures represent calendarized estimates  Comparable Companies: Where Do the Company’s Peers Trade?  Assessing Trading Valuation of Peers  Peer multiples have generally rebounded following April 2nd market sell-off yet most sit at levels below those exhibited earlier in the year  Location-Based Membership Platforms  Hospitality Platforms  Asset-Light  Lease-Heavy  1  3. Dalata share price represents unaffected price as of day before announcement of strategic alternatives 3/6/2025  PROJECT BRUCE  VALUATION PERSPECTIVES  20  DRAFT  (2)  (3)

Morgan Stanley

1 Comparable Companies Analysis

Implied Valuation for the Company

- Applied range of multiples is anchored around Vail's trading multiples (given Vail has many shared characteristics with Company)
- Bottom end of the range also represents a premium to lease-heavy hospitality, given Company's higher quality of earnings due to its membership fee income (largely recurring) and higher relative growth profile
- Top end of range represents a discount to asset-light hospitality (given the composition of MAR / HLT's revenue mix skewing more towards franchise / management fees)
- Costco remains aspirational peer (exhibiting materially larger scale and lower leverage than the Company)

Comparable Companies Analysis

$MM, unless otherwise noted

	Consensus Forecasts 2025E			Budget & Projections 2025B		
	Low	Mid	High	Low	Mid	High
Applied EBITDA x	**10.25x**	**10.75x**	**11.25x**	**10.25x**	**10.75x**	**11.25x**
EBITDA	155	155	155	200	200	200
Aggregate Value	**1,589**	**1,667**	**1,744**	**2,054**	**2,154**	**2,254**
(-) Net Debt [1]	(856)	(856)	(856)	(856)	(856)	(856)
(-) NCI	(3)	(3)	(3)	(3)	(3)	(3)
Equity Value	**731**	**808**	**886**	**1,195**	**1,295**	**1,395**
FDSO (MM) [2]	198	198	198	198	198	198
Implied Value per Share	**$3.69**	**$4.08**	**$4.47**	**$6.03**	**$6.54**	**$7.05**

Source: Public Filings, Budget, Projections

High / Low shown on p. 12

Notes:
1. Balance sheet as of 1Q'25
2. Share count as of 6/24/2025 and per management information; FDSO includes 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)

PROJECT BRUCE VALUATION PERSPECTIVES 21

DRAFT

Morgan Stanley

2 Precedent Transactions Analysis

Select Cash-Only Public M&A Transactions in Relevant Industries

- An evaluation of select precedent transactions have exhibited:
  - Unaffected share price premiums of 40% (median) and 54% (average)
  - Of note, ***these are for control transactions***
- Controlling shareholder take-privates exhibit lower premiums of 33% (average) and 35% (median). *See table below*
- Based on a survey of all-cash transactions, controlling shareholder take-privates, and precedent take-privates in similar industries, an applied premium range of 30% - 60% is applied to Company's Unaffected Share Price to derive an implied share price of $6.38 - $7.86

Precedent Controlling Shareholder Take-Privates(1)

	Premium Paid	
Announcement Date	1-Day Prior	Unaffected
Bottom Quartile	6%	17%
Average	12%	33%
Median	8%	35%
Top Quartile	24%	60%

Source: Company filings, Press Releases, Capital IQ, Refinitiv, Data Point

Premiums Paid in Precedent Transactions In Relevant Industries

$MM unless otherwise noted; Controlling Stake, Cash Only Transactions (2)

				Premium Paid	
Announcement Date	Target	Acquiror	Agg. Value	1-Day Prior	Unaffected
10-Feb-25	Playa Hotels	Hyatt Hotels	2,595	4%	40%
15-Mar-21	Extended Stay America	Blackstone / Starwood	6,385	21%	21%
22-Jul-19	Peak Resorts	Vail Resorts	401	116%	116%
7-Jun-19	Millennium & Copthorne Hotels	City Developments	2,840	37%	51%
14-Dec-18	Belmond	LVMH	3,176	42%	124%
12-Oct-17	Mantra Hotels	Accor	1,200	23%	23%
10-Jul-17	ClubCorp Holdings	Apollo	2,169	31%	31%
10-Apr-17	Intrawest Resorts	KSL / Aspen Skiing Company	1,355	(6%)	40%
9-May-16	Morgans Hotel Group	SBE Entertainment	710	18%	69%
16-Mar-15	Life Time Fitness	Leonard Green / TPG	4,005	7%	73%
20-Apr-12	Great Wolf Resorts	Apollo	659	6%	87%
3-Jul-07	Hilton Hotels	Blackstone	26,500	40%	40%
30-Jan-06	Fairmont Hotels & Resorts	Kingdom Hotels / Colony Capital	3,900	3%	28%
9-Nov-05	LaQuinta Corp.	Blackstone	3,400	37%	37%
14-Jun-05	Wyndham International	Blackstone	3,240	19%	60%
5-Mar-04	Extended Stay America Inc.	Blackstone	3,100	24%	24%
Bottom Quartile				**7%**	**30%**
Average				**26%**	**54%**
Median				**22%**	**40%**
Top Quartile				**37%**	**70%**

Precedent Transactions Analysis

$ per Share, unless otherwise noted

		Applied Premium Range		Implied Share Price	
	Share Price	Low	High	Low	High
Unaffected Share Price	$4.91	30%	60%	$6.38	$7.86
Adj. Unaffected Share Price	$5.20	30%	60%	$6.76	$8.32

High / Low shown on p. 12

Notes:
1. Based on 10 precedent all-cash controlling shareholder take-privates for U.S.-listed companies
2. Transactions paid for in foreign currency are converted to $USD using the exchange ratio on the date of announcement

PROJECT BRUCE

VALUATION PERSPECTIVES 22

DRAFT

Morgan Stanley

3 Sum of the Parts Analysis

Based on Budget (4)

- Valuation approach relies on applied multiples for individual segments of the Company
- Applied range based on comparable peers, and adjusted for relative positioning of the Company's segments (e.g., scale, growth profile)
  - Costco remains aspirational peer (exhibiting materially larger scale and lower leverage than the Company)
- Overhead and Central Costs valued at the blended multiple (calculated by % of EBITDA contribution)

Sum of the Parts Analysis – Multiples-Based

$MM, unless otherwise noted

		Applied Range			Implied Aggregate Value		
	2025B EBITDA(4)	Low	Mid	High	Low	Mid	High
House-Level Membership(1)	119	15.5x	16.5x	17.5x	1,839	1,958	2,077
In-House (Excluding Membership) - Owned	27	10.25x	11.25x	12.25x	278	305	332
In-House (Excluding Membership) - Leased	124	6.5x	7.5x	8.5x	808	932	1,056
House-Level Contribution Profit (Sum / Wtd Avg.)	**270**	**10.8x**	**11.8x**	**12.8x**	**2,925**	**3,195**	**3,465**
Other Segments (2)	**78**	**6.5x**	**7.5x**	**8.5x**	**510**	**588**	**667**
Total Contribution Profit	**349**	**9.9x**	**10.9x**	**11.9x**	**3,435**	**3,784**	**4,132**
Overhead and Central Costs	(148)	9.9x	10.9x	11.9x	(1,461)	(1,609)	(1,757)
Total / Implied Aggregate Value	**200**	**9.9x**	**10.9x**	**11.9x**	**1,975**	**2,175**	**2,375**
Implied EBITDA Margin	*15.0%*						
Implied Value per Share (3)					**$5.64**	**$6.65**	**$7.66**

Source: Budget

High / Low shown on p. 12

Notes:
1. Assumes House-Level membership margins consistent with In-House (Excluding Membership) – Leased margins per Projections
2. Includes Soho Home, Scorpios, Cities Without Homes, Cowshed, Soho Works, Restaurants, the Ned, the Line / Saguaro, IHDB, Soho Friends, Mumbai / Istanbul / Canouan management fees, group support revenue, and site support revenue
3. Balance sheet as of 1Q'25 and share count per Management; net debt and NCI of $856MM and $3MM, respectively per Management; FDSO includes 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)
4. 2025B EBITDA per Budget

PROJECT BRUCE VALUATION PERSPECTIVES 23

DRAFT

 2024  1Q 2025  Terminal CAGR  Year ('24E-28E)  House Membership Revenues  113  371 546  628  721  In-House Revenues  112  414 633  707  814  Other Segment Revenues  58  266 366  407  436  Total Revenue  1,204  283  1,050 1,545  1,742  1,971  1,971  13.1%  % Growth (YoY)  n.a. n.a.  13%  13%  -  EBITDA  132  24  176 275  358  423  345  33.8%  % Growth (YoY)  n.a. n.a.  30%  18%  % Margin  11.0%  8.5%  16.8% 17.8%  20.6%  21.5%  17.5%  (-) Cash Taxes  (3)  (10) (15)  (17)  (20)  (-) CapEx  (24)  (73) (101)  (108)  (118)  (+/-) Change in NWC  (1)  (3) (6)  1  3  (-) JV EBITDA Adjustment and Other  (3)  (9) (13)  (14)  (14)  Unlevered FCF  (8)  81 140  220  274  207   Budget / Projections 2Q-4Q 2025B (4) 2026E 2027E 2028E  Present Value of Unlevered FCF (12.9% Discount Rate)  Sum of Present Value of FCF $503  % of Implied Aggregate Value 18.8%  Terminal Value Calculation  $MM, unless otherwise noted  Terminal EBITDA (1)  $345  EBITDA Multiple (5) 10.25x  Terminal Value 3,535  (6)  Memo: Implied Perpetual Growth Rate 7.0%  Present Value of Terminal Value $2,177  % of Implied Aggregate Value 81.2%  Implied Aggregate Value $2,680  (-) Net Debt (856)  (-) NCI (3)  Equity Value 1,822  (/) FDSO (MM) (3) 198.0  Implied Value per Share $9.20  Exit EBITDA Multiple  9.25x  9.75x  10.25x (5)  10.75x  11.25x  11.3%  $8.79  $9.36  $9.92  $10.49  $11.06  12.2%  $8.39  $8.94  $9.49  $10.04  $10.59  12.9%  $8.13  $8.66  $9.20  $9.73  $10.27  13.5%  $7.86  $8.39  $8.91  $9.44  $9.96  14.0%  $7.66  $8.18  $8.69  $9.21  $9.72  WACC  Source: Budget, Projections  Discounted Cash Flow Analysis  Cash flows discounted to March 31, 2025  Financial projections taken from Budget and Projections for 2025B – 2028E  Assumptions:  Discount rate of 12.9% based on Company’s WACC  Exit EBITDA assumes 2028E Revenue with assumed 17.5% EBITDA margin (per Management)  Terminal value calculated based on assumed exit EBITDA multiple of 10.25x(5) and exit EBITDA of $345MM(1)  Terminal value calculated as of December 31, 2028  Discounted Cash Flow Build  $MM, unless otherwise noted  Notes:  Terminal year assumes stabilized EBITDA margin of 17.5% and Revenue consistent with 2028 FY; in the previous presentation given to the Special Committee on March 21, 2025, the terminal year total revenue and terminal EBITDA margin of the company that were projected by Management and given to Morgan Stanley were $369MM and 17.5%, which resulted in a value range of $9.24-$11.00 per share when performing the discounted cash flow analysis  Balance sheet as of 1Q’25; net debt and NCI of $856MM and $3MM, respectively per Management  FDSO per management includes 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)  Reflects 2Q-4Q 2025B EBITDA figures, excludes the impact of Q1 2025 reported EBITDA (net of COVID insurance proceeds) and assumes cash taxes, capex, change in NWC, JV Adjustment & Other per  Projections with pro-rata removal for Q1 2025  Derived from NTM trading multiples (spot, and historical averages) of comparable compagnies, taking into consideration similarities and differences in business models and growth profiles  A  B  A + B  4  Implied Share Price Build (2)  $MM, unless otherwise noted  72 110 153 168  High / Low shown on p. 12  Sensitivity Analysis – Exit EBITDA Multiple vs. WACC  Implied Value per Share (3)  6. Implied perpetual growth rate is derived from the terminal unlevered free cash flow  PROJECT BRUCE  VALUATION PERSPECTIVES  24  DRAFT

Morgan Stanley

4 Sensitivity Analysis to Projections' Target Adj. EBITDA Margin

Every 1% Change in Stabilized Adj. EBITDA Margin (in Terminal Year) Could Impact Value per Share by ~$0.70

- This sensitivity analysis on the target EBITDA margin is provided **for illustrative purposes to reflect the potential implications of the identified areas of risk in the Projections on the intrinsic value of the company**
- **Every 1% Change in Adj. EBITDA margin at exit** could impact **value by $0.70**[2]

Sensitivity Analysis is Based on Adj. EBITDA Margin and Exit Multiple

Impact on Present Value per Share; Assumes Discount Rate of 12.9%

Note: The Company communicated a long-term Adj. EBITDA margin of 15% to the market at the time of its IPO; in 2023 and 2024, the Company achieved an 10% and 11% Adj. EBITDA margin, respectively

$ = Implied Value per Share

Exit EBITDA Multiple	Adj. EBITDA Margin at Exit (1): 21.5%	20.0%	19.0%	17.5%	17.0%	16.0%	15.0%	14.0%	13.0%	11.0%
9.75x	$2.53 $11.19	$1.60	$0.96	$0.00 $8.66	($0.32)	($0.96)	($1.60) $7.06	($2.24)	($2.88)	($4.18) $4.48
10.25x	$2.66 $11.86	$1.68	$1.01	$0.00 $9.20	($0.34)	($1.01)	($1.68) $7.52	($2.35)	($3.02)	($4.40) $4.80
10.75x	$2.79 $12.52	$1.76	$1.06	$0.00 $9.73	($0.35)	($1.06)	($1.76) $7.97	($2.47)	($3.17)	($4.61) $5.12
	2028E Adj. EBITDA Margin per Projections			*Stabilized EBITDA Margin Per Management*			*Long-Term Adj. EBITDA Margin Target Communicated at IPO*			*2024A Margin*

Source: Projections

Note:

1. The terminal year EBITDA margin is sensitized while all other years in projection period maintain the same margins as provided in Projections
2. Balance sheet as of 1Q'25 and share count per Management; net debt and NCI of $856MM and $3MM, respectively; FDSO includes 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)

PROJECT BRUCE

VALUATION PERSPECTIVES 25

DRAFT

 DRAFT  APPENDIX  26  Supplemental Materials

 AV / NTM EBITDAx  Vail  Location-Based  Membership Platforms  Asset-Light  Lease-Heavy  L90D Avg  9.2x  17.6x  16.8x  7.3x  L1Y Avg.  10.2x  17.7x  17.6x  8.2x  L3Y Avg.  11.4x  16.3x  16.1x  10.0x  5.0x  10.0x  15.0x  20.0x  Jun-22  Dec-22  Vail  Jun-25  Jun-23 Dec-23  Location-Based Membership Platforms Avg.(2)  Jun-24  Asset-Light Avg(.3)  Dec-24  Lease-Heavy Avg.(4)  PROJECT BRUCE  SUPPLEMENTAL MATERIALS  27  DRAFT  Peer Trading Multiples Over Time  Historical AV / NTM EBITDA (1)  Last Three Years  Sources: Company Filings, Capital IQ  Notes:  Market data as of 6/24/2025; balance sheet as of Q1’25  Location-Based Membership Platforms represents simple average of Vail, Costco, Lifetime Fitness, Planet Fitness  Asset-Light represents simple average of Marriott and Hilton  4. Lease-Heavy represents Melia; DHG excluded from lease-heavy avg. due to M&A speculations since announcement of strategic alternatives review  7.4x  9.6x  18.1x  17.9x

 PROJECT BRUCE  DRAFT  Assumption  Notes  Low  Base  High  Market Risk Premium (MRP)  Morgan Stanley estimated market risk premium  6.0%  6.0%  6.0%  Risk Free Rate (Rf)  Spot rate 10-year U.S. Treasury as of 12/18/24  4.5%  4.5%  4.5%  Predicted Beta  Per Morgan Stanley Methodology  1.79  1.79  1.79  Sensitivity Adjustment  +/- 1.0% from base  (1.0%)  1.0%  Cost of Equity (KE)  Calculated using the Capital Asset Pricing Model  14.3%  15.3%  16.3%  Pre-tax Cost of Debt (KD)  Blended Rate Based on Current Capital Structure  11.0%  11.0%  11.0%  Tax Rate (t)  Stautory tax rate based on filings  21.0%  21.0%  21.0%  Post-tax Cost of Debt (KD)  8.7%  8.7%  8.7%  Debt / Total Capitalization  Based on expected capital structure  36.1%  36.1%  36.1%  Weighted Average Cost of Capital (WACC)  KE * E/(D+E) + KD * (1-t) * D/(D+E)  12.2%  12.9%  13.5%  SUPPLEMENTAL MATERIALS  28  Company’s Weighted Average Cost of Capital (“WACC”)  WACC Derivation  Using a weighted average cost of debt of 11.0% (based on indicative new issue rates provided by Morgan Stanley’s Leveraged Finance team) and a debt / total capitalization of 36.1% results in a WACC range of 12.2% to 13.5%  Source: Capital IQ, Company Filings, Management Information

Morgan Stanley

Company Capitalization

Balance Sheet as of 1Q'25

FDSO Build			Q1 2025 Based on Consortium's Offer Price $9.00
Shares Outstanding (MM)			194.7
RSU (MM)			1.0
PSU (MM)			-
SAR (MM)			2.4
Fully Diluted Shares Outstanding (MM)[1]			**198.0**
Market Cap			
Share Price ($)			$9.00
Fully Diluted Shares Outstanding (MM)			198.0
Equity Market Cap ($MM)			**1,782**
Debt	**Maturity**	**Rate**	**1Q'25 Balance ($MM)**
Senior Secured Notes	Mar 2027	Initial Notes: 8.2%, Additional Notes: 8.5%	665
Unsecured Loans - Soho Works Limited	Sep 2025	7.00%	30
Property Mortgage Loans - Term Loan	Jun 2033	6.99%	140
Other Loans [2]	Varies	Varies	15
Financing Leases			79
Financing Obligation			77
Total Debt			**1,006**
Cash			(150)
Net Debt			**856**
NCI			3
Aggregate Value			**2,641**

Source: Public filings, Company Budget per Management as approved for our use by the Special Committee (the "Budget"), Company Projections per Management as approved for our use by the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Projections"), Q1'25 balance sheet per public filings

Notes:
1. Share count as of 6/24/2025 per management incl. 194.7MM common shares, 1.0MM RSUs, and 2.4MM SARs dilution per Management (2.3MM at $4.00 strike price, 2.1MM at $5.00 strike price, 0.4MM at $6.05 strike price, 0.8MM at $12.46 strike price)
2. Other loans include Dean Street loan, Copenhagen loans, Greek Street loan, and Greek Government loan for 1Q'25

PROJECT BRUCE SUPPLEMENTAL MATERIALS 29

DRAFT

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